Exhibit 10.5



                              AMENDED AND RESTATED
                          SALARY CONTINUATION AGREEMENT

     THIS AGREEMENT is made effective this 1st day of JANUARY, 2004, COMMUNITY BANKS INC. a Pennsylvania corporation (the Company") and JEFFREY M. SEIBERT (the Executive").

                                  INTRODUCTION

     To encourage the Executive to remain an employee of the Company, on January 1, 2000, the Company entered into a Salary Continuation Agreement with the Executive.

     The Company is willing to provide additional salary continuation benefits to the Executive and the Company and Executive mutually desire to amend the Salary Continuation Agreement as hereinafter provided.

                                    AGREEMENT

     The Executive and the Company agree as follows:

                                    Article 1
                                   Definitions

     1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:


          1.1.1 "Change of Control" shall mean any of the following:

               (A) An acquisition by any "person" or "group" (as those terms are defined or used in Section 13(d) of the Exchange Act, as enacted and in force on the date hereof) of "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act, as enacted and in force on the date hereof) of securities of Company representing 24.99% or more of the combined voting power of Company's securities then outstanding;

               (B) A merger,  consolidation or other  reorganization of Company,
          except  where  the  resulting   entity  is  controlled,   directly  or
          indirectly, by Company;

               (C) A merger, consolidation or other reorganization of Company, except where shareholders of Company immediately prior to consummation of any such transaction continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after a transaction are former members of Company's Board of Directors;

               (D) A sale, exchange, transfer or other disposition of substantially all of the assets of Company to another entity, except to an entity controlled, directly or indirectly, by Company or a corporate division involving Company;

               (E) A contested proxy solicitation of Company's shareholders that results in the contesting party obtaining the ability to cast twenty-five percent (25%) or more of the votes entitled to be cast in an election of directors of Company.

     Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Company providing for any of the transactions or events constituting a Change of Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Executive's employment did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change of Control event shall be deemed to have occurred as a result of the execution of such agreement.



          1.1.2 "Code" means the Internal Revenue Code of 1986, as amended.

          1.1.3 "Corporation" means Community Banks, Inc.


          1.1.4 "Disability" means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Company for a period of nine (9) months of any twelve (12) consecutive month period. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.



          1.1.5 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.



          1.1.6 "Early Termination Date" means the month, day and year in which Early Termination occurs.



          1.1.7 "Normal Retirement Age" means the Executive's 62nd birthday.



          1.1.8  "Normal   Retirement  Date"  means  the  later  of  the  Normal
     Retirement Age or Termination of Employment.



          1.1.9 "Plan Year" means each twelve-month period commencing with the effective date of this Agreement.



          1.1.10 "Termination for Cause" See Section 5.2.


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


          1.1.11 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, the Company shall have the sole and absolute right to decide the dispute.



                                    Article 2
                                Lifetime Benefits

     2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.


          2.1.1 Amount of Benefit. The aggregate annual Normal Retirement Benefit under this Section 2.1 is Seventy-Five Thousand ($75,000) Dollars. The annual benefit amounts as depicted on Schedule A and Schedule B are calculated by amortizing the annual normal retirement benefit using the interest method of accounting, a discount rate as set forth in the Schedules, monthly compounding and monthly payments.



          2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in consecutive equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date and continuing for 239 additional months.


     2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.


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

          2.2.1 Amount of Benefit. The annual benefit under this Section 2.2 is the Early Termination Annual Benefit set forth in Schedule A or Schedule B, as the case may be, for the Plan Year ending immediately prior to the Early Termination Date.



          2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in consecutive equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Age and continuing for 239 additional months.



     2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.


          2.3.1 Amount of Benefit. The annual benefit under this Section 2.3 is the Disability Annual Benefits set forth in Schedule A and Schedule B for the Plan Year ending immediately prior to the date in which Termination of Employment occurs.



          2.3.2 Payment of Benefit. The Company shall pay the Disability Annual Benefit to the Executive in consecutive equal monthly installments commencing within 90 days after the date of the Executive's Termination of Employment and continuing for 239 additional months.


     2.4 Change of Control Benefit. If the Executive is in the active service of the Company at the time of a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.


          2.4.1 Amount of Benefit. The annual benefit under this Section 2.4 is the Change in Control Benefit set forth on Schedule A and Schedule B.


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


          2.4.2 Payment of Benefit. The Company shall pay the Change in Control Benefit to the Executive in consecutive equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Age and continuing for 239 additional months.



                                    Article 3
                                 Death Benefits

     3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the Lifetime Benefits of Article 2.

          3.1.1 Amount of Benefit. The annual benefit under this Section 3.1 is the Normal Retirement Benefit described in Section 2.1.1.


          3.1.2 Payment of Benefit. The Company shall pay the annual benefit to the beneficiary in consecutive equal monthly installments payable on the first day of each month commencing with the month following the Executive's death and continuing for 239 additional months.


     3.2 Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

     3.3 Death Following Termination of Employment But Before Benefits Commence. If the Executive is entitled to benefits under this Agreement, but dies prior to receiving said benefits, the Company shall pay to the Executive's beneficiary the same benefits, in the same

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

manner, they would have been paid to the Executive had the Executive survived; however, said benefit payments will commence upon the Executive's death.

                                    Article 4
                                  Beneficiaries

     4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

     4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    Article 5
                               General Limitations

     Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

     5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement, if the Company terminates the Executives employment for:


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

          5.1.1 Gross negligence or gross neglect of duties;



          5.1.2 Commission of a felony or of a gross misdemeanor involving moral turpitude; or



          5.1.3 Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.



          5.1.4 Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.


     5.2 Competition After Termination of Employment. No benefits shall be payable, except for benefits paid due to a Change of Control, if the Executive, without the prior written consent of the Company, engages in conduct which is deemed to violate the non-competition clause of the Executive's Employment Contract, which clause is hereby incorporated herein by reference, both parties further hereby acknowledging having received, read and understood a copy of said Employment Contract.

     5.3 Suicide or Misstatement. If the Executive commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage for material misstatements of fact made by the Executive on any application for life insurance purchased by the company, or any other reason, provided however that the Company shall evaluate the reason for the denial, and upon advice of Counsel and in its sole discretion, consider judicially challenging any denial.



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

                                    Article 6
                          Claims and Review Procedures

     6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within ninety
(90) days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

     6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be

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

deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                    Article 7
                           Amendments and Termination

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

                                    Article 8
                                  Miscellaneous

     8.1  Binding  Effect.  This  Agreement  shall  bind the  Executive  and the
Company,   and   their   beneficiaries,    survivors,   executors,   successors,
administrators and transferees.

     8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     8.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     8.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

     8.6 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits

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

represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

     8.7 Recovery of Estate Taxes. If the Executive's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive' s estate, then the Executive's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Executive's estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.

     8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

     8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

          8.9.1 Interpreting the provisions of the Agreement;



          8.9.2 Establishing and revising the method of accounting for the Agreement;



          8.9.3 Maintaining a record of benefit payments; and


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


          8.9.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

                                         COMPANY:
                                         COMMUNITY BANKS, INC.

 /s/ Richard A. Soulies                 By  /s/ Eddie L. Dunklebarger
 ----------------------                 -----------------------------
Witness                                     Name: Eddie L. Dunklebarger
                                            Title: CEO

                                         EXECUTIVE:


/s/ Richard A. Soulies                   /s/ Jeffery M. Seibert
----------------------                   ----------------------
Witness                                  Jeffrey M. Seibert



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



                                   Schedule A

                              Community Banks, Inc.
                          Salary Continuation Agreement

                                Lifetime Benefits

                               Jeffrey M. Seibert


Plan Year                                              Early Termination    Disability      Change of Control
Ending Jan 1    Vesting Schedule       Accrued Benefit   Annual Benefit   Annual Benefit     Annual Benefit
-------------------------------------------------------------------------------------------------------------
2005                   100%                $83,923          $24,902            $8113           $40,000
2006                   100%                $96,297          $26,516            $9309           $40,000
2007                   100%               $109,631          $28,012          $10,598           $40,000
2008                   100%               $124,001          $29,402          $11,987           $40,000
2009                   100%               $139,486          $30,691          $13,484           $40,000
2010                   100%               $156,173          $31,887          $15,097           $40,000
2011                   100%               $174,156          $32,997          $16,836           $40,000
2012                   100%               $193,535          $34,027          $18,709           $40,000
2013                   100%               $214,418          $34,983          $20,728           $40,000
2014                   100%               $236,923          $35,870          $22,904           $40,000
2015                   100%               $261,175          $36,693          $25,248           $40,000
2016                   100%               $287,457          $37,457          $27,775           $40,000
2017                   100%               $315,472          $38,165          $30,497           $40,000
2018                   100%               $345,822          $38,823          $33,431           $40,000
2019                   100%               $378,528          $39,434          $36,593           $40,000
2020                   100%               $413,773          $40,000          $40,000           $40,000



                                   Schedule B

                              Community Banks, Inc.
                          Salary Continuation Agreement

                                Lifetime Benefits

                               Jeffrey M. Seibert

Plan Year                                              Early Termination    Disability      Change of Control
Ending Jan 1    Vesting Schedule       Accrued Benefit   Annual Benefit   Annual Benefit     Annual Benefit
-------------------------------------------------------------------------------------------------------------
2005                   100%                $12,389            $3213            $1102           $35,000
2006                   100%                $25,607            $6224            $2279           $35,000
2007                   100%                $39,710            $9046            $3524           $35,000
2008                   100%                $54,758          $11,691            $4873           $35,000
2009                   100%                $70,814          $14,170            $6302           $35,000
2010                   100%                $87,945          $16,493            $7826           $35,000
2011                   100%               $106,224          $18,670            $9453           $35,000
2012                   100%               $125,727          $20,711          $11,188           $35,000
2013                   100%               $146,535          $22,624          $13,040           $35,000
2014                   100%               $168,738          $24,417          $15,015           $35,000
2015                   100%               $192,427          $26,097          $17,123           $35,000
2016                   100%               $217,703          $27,671          $19,373           $35,000
2017                   100%               $244,671          $29,147          $21,772           $35,000
2018                   100%               $273,446          $30,530          $24,333           $35,000
2019                   100%               $304,148          $31,827          $27,065           $35,000
2020                   100%               $336,905          $33,042          $29,980           $35,000
2021                   100%               $371,857          $34,180          $33,090           $35,000
8/2022                 100%               $393,317          $35,000          $35,000           $35,000
